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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE FOURTH QUARTER OF FISCAL 2012

Red Bank, N.J. November 14, 2012 -- North European Oil Royalty Trust (NYSE-
NRT) reported the net income and results for the fourth quarter of fiscal 2012 which appear below compared with the fourth quarter of fiscal 2011.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                          Ended 10/31/2012   Ended 10/31/2011      Change
                          ----------------   ----------------    ----------
Total Royalties Received      $4,846,079         $6,042,056       -19.79%
Net Income                    $4,679,489         $5,866,147       -20.23%
Distribution per Unit           $0.51              $0.64          -20.31%


The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Gas royalties under the OEG Agreement for the fourth quarter of fiscal 2012 were reduced by negative adjustments from the prior quarter and year totaling $567,669, as compared to negative adjustments totaling $122,870 for the fourth quarter of fiscal 2011. Net income in the fourth quarter of 2012 was lower than the fourth quarter of 2011 due to lower gas prices, reduced gas sales and lower average exchange rates. Relevant details are shown below.

                           4th Fiscal Qtr.    4th Fiscal Qtr.    Percentage
                          Ended 10/31/2012   Ended 10/31/2011      Change
                          ----------------   ----------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               9.018            10.021            -10.01%
Gas Prices (Ecents/Kwh)(2)      2.3884            2.5102            - 4.85%
Average Exchange Rate (3)       1.2824            1.3938            - 7.99%
Gas Royalties                 $3,274,349        $3,786,264          -13.52%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 25.912            28.671            - 9.62%
Gas Prices (Ecents/Kwh)         2.6346            2.7998            - 5.90%
Average Exchange Rate           1.2845            1.3929            - 7.78%
Gas Royalties                  $855,191         $1,803,626          -52.58%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers




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Compared to the prior year, Trust expenses for the fourth quarter of fiscal
2012 declined 6.31% to $175,112 from $186,899 in the fourth quarter of fiscal 2011 due to lower Trustee fees as mandated by the terms of the Trust Agreement. Trust interest income for the fourth quarter of fiscal 2012 declined 22.45% to $8,523 from $10,990 in the fourth quarter of fiscal 2011 due to the reduced funds available for investment.

Net income for fiscal 2012 was lower than fiscal 2011 due to the combination under both the Mobil and OEG Agreements of lower gas sales of 13.62% and 10.22%, respectively, and of lower average exchange rates of 7.34% and 7.40%, respectively. The negative impact of these two factors was partially offset by the positive impact of higher gas prices under both the Mobil and OEG Agreements of 10.61% and 5.74%, respectively. The comparison of the relevant periods is shown below.

                            Fiscal Year         Fiscal Year       Percentage
                          Ended 10/31/2012    Ended 10/31/2011      Change
                          ----------------    ----------------    ----------

Total Royalties Received      $23,672,808        $25,148,523       - 5.87%
Net Income                    $22,609,961        $24,195,907       - 6.55%
Distribution per Unit            $2.46              $2.63          - 6.46%


The 2013 Annual Meeting is scheduled to begin at 10:30 A.M. on February 12,
2013.

The previously declared distribution of $0.51 per unit will be paid on November 28, 2012 to owners of record as of November 16, 2012. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.